Exhibit 3.1

FOURTH AMENDMENT TO THE

BYLAWS OF

AMERICAN CAMPUS COMMUNITIES, INC.

WHEREAS, American Campus Communities, Inc., a Maryland corporation (the “Corporation”), has heretofore adopted the Bylaws of American Campus Communities, Inc. (as amended through the date hereof, the “Bylaws”); and

WHEREAS, the Corporation desires to amend the Bylaws as set forth herein.

NOW, THEREFORE, Article XV of the Bylaws is amended to add the following as Section 5 thereof:

“Section 5. EXCLUSIVE FORUM FOR CERTAIN LITIGATION. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the charter of the Corporation or these Bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. Unless the Corporation consents in writing, none of the foregoing actions, claims or proceedings shall be brought in any court sitting outside the State of Maryland.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed in its name and on its behalf to be effective as of April 18, 2022.

AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation

By:	/s/ William C. Bayless, Jr.
William C. Bayless, Jr.
Chief Executive Officer